EXHIBIT 99.2

Wednesday March 3, 1999, 8:00 am Eastern Time

Company Press Release

SOURCE: AVAX Technologies, Inc.

         AVAX TECHNOLOGIES, INC. COMPLETES $10 MILLION PRIVATE OFFERING
                         OF CONVERTIBLE PREFERRED SHARES

                   - Company Expands its Board of Directors -

KANSAS CITY, MISSOURI, -- MARCH 3, 1999 -- AVAX TECHNOLOGIES, INC. ("AVAX") (Nasdaq: AVXT) today announced it has completed a private placement of shares and warrants with Essex Woodlands Health Ventures Fund IV, L.P., Petrus Fund L.P., an affiliate of Perot Investments, and other accredited investors for a total consideration of approximately $10.1 million.

The private placement involved the issuance of 101,300 shares of Series C Convertible Preferred Stock with a conversion price of $3.25, representing a premium over the average closing bid price for AVAX's common stock for the five trading days prior to February 11, 1999, the date of pricing. Net proceeds to the company will be approximately $9.4 million. Purchasers of the Series C Preferred Stock also received warrants to purchase 311,692 shares of AVAX's Common Stock with an exercise price of $4.00 and 311,692 shares with an exercise price of $4.50. The warrants are exercisable over a five-year period.

The company intends to use the net proceeds of the offering to continue funding pivotal trials of its lead product candidate M-Vax(TM), an autologous cancer vaccine for melanoma, and additional studies of O-Vax(TM) for ovarian cancer, as well as other development programs. Proceeds will also fund Phase I/II clinical trials of the company's topoisomerase inhibitor and anti-estrogen technologies, which it expects to commence this year.

   Jeffrey M. Jonas, M.D., President and Chief Executive Officer of AVAX Technologies, Inc., stated, "The investment by firms such as Essex Woodlands and Petrus Fund, L.P. is a strong endorsement of our technology and business strategy. This financing represents a key component in our objective to transform AVAX from a developmental company into one poised for commercialization. Furthermore, the proceeds will allow us to pursue additional opportunities for developing and marketing our AC Vaccine(TM) technology in international markets."

AVAX is also pleased to announced that James L. Currie of Essex Woodlands has joined the Company's Board of Directors. Mr. Currie founded Essex Venture Partners in 1985 and has participated as a general partner in four Essex Woodlands funds. He is also on the board of Serologicals Corp. (Nasdaq:
SERO) as well as a number of other private healthcare companies. With this addition, AVAX's Board of Directors stands at six members.

Essex Woodlands Health Ventures Fund IV, L.P. was formed by Essex Woodlands Health Ventures L.L.C. to make equity investments in emerging companies within the healthcare industry.

AVAX Technologies, Inc. specializes in the development and commercialization of novel biotechnologies, immunotherapies and pharmaceuticals for cancer and other life-threatening diseases using three core technologies: autologous cell (AC) vaccines, topoisomerase inhibitors and anti-estrogens.

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AVAX TECHNOLOGIES, INC.
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The shares of Series C Convertible Preferred Stock and the warrants offered in the private placement have not been registered under the Securities Act of 1933 or any applicable state securities laws and have been offered and sold in reliance on exemptions from the registration requirements of the Securities Act of 1933 and such laws. The shares of Series C Convertible Preferred Stock and the warrants offered in the private placement have not been approved or disapproved by the Securities and Exchange Commission or the state securities authorities of any State, nor has such Commission or any state securities authority passed upon the accuracy or adequacy of any disclosure relating to the offering. Any representation or warranty to the contrary is a criminal offense. The shares of Series C Convertible Preferred Stock and the warrants may not be offered or sold by the purchasers of such shares without registration under the Securities Act and applicable state securities laws or an applicable exemption from registration.

Except for statements that are historical, the statements in this release are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and Section 29A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve significant risks and uncertainties, and in light of the significant uncertainties inherent in such statements, the inclusion of such information should not be regarded as a representation by AVAX that the objectives and plans of the company will be achieved; in fact, actual results could differ materially from those contemplated by such forward-looking statements. Many important factors affect the company's ability to achieve the stated outcomes and to successfully develop and commercialize its product candidates, including, among other things, the ability to obtain substantial additional funds, obtain and maintain all necessary patents or licenses, to demonstrate the safety and efficacy of product candidates at each state of development, to meet applicable regulatory standards and receive required regulatory approvals, to meet obligations and required milestones under its license agreements, to be capable of producing drug candidates in commercial quantities at reasonable costs, to compete successfully against other products, and to market products in a profitable manner, as well as other risks detailed from time to time in AVAX's public filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997 and its Quarterly Report on Form 10-QSB for the Period Ended September 30, 1998. AVAX does not undertake any obligation to publicly release any revisions to these forward-looking statements or to reflect the occurrence of unanticipated events.

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